Exhibit 99.1

Friday, July 20, 2018

Dear Fellow Shareholders,

“I’m more interested in being good than being famous” Annie Leibovitz

If Farmers had to pick between good or famous, my vote would be for “good.” Exceptional service to customers and shareholders is deeply rooted in our corporate culture. It is, in fact, the value that precedes all others held by our company; as it should be.

Fortunately, we don’t have to choose. Your company has become well-known by virtue of its sustained ability to “be good.”

As I report to you after a successful second quarter, you will no doubt be interested in a study that tells us Farmers is the most recognized community bank in our market place. “Famous” may be a bit of an overstatement, but it’s clear we have established an impressive level of customer recognition in recent years, and there is nothing better for future growth than a renowned and sterling reputation from which to build.

News of this higher profile, an update regarding the finalization of recent acquisitions and the strong focus on our deposit growth all highlight our accomplishments for the last three months.

Brand Recognition - Unaided Brand Awareness

As I’ve recounted in previous letters, your company’s leadership takes a very measured and intentional approach to how we present and position your bank in the marketplace. Our tagline, “Bigger small banking” speaks to the unique strengths of our bank brand, and a recent third-party survey conducted by an objective and well-respected market research firm confirms that our investment in branding is paying dividends.

Research conducted by Marshall Marketing identified your company as the fourth highest ranking bank for unaided brand awareness among 15 total competitors in our geographic footprint. Significantly, Farmers National Bank ranked first in brand awareness among all community banks. Simply put, if people don’t know who you are, they aren’t inclined to do business with you. Therefore, awareness is the foundation of a successful brand, and provides Farmers with a platform for further growth in the marketplace.

Merger and Acquisitions - Exceeded Expectations

Mergers and acquisitions are integral components of Farmers’ growth plan. Over the past three years our management team has successfully identified, completed, and integrated three bank mergers and an insurance agency merger. I’d like to highlight the two bank acquisitions we announced in 2015, demonstrating the success of these acquisitions and the value they have created.

National Bancshares Corporation Merger

In June 2015 we closed the merger with National Bancshares (“NBOH”), which I am proud to report has exceeded our initial financial expectations, while enhancing Farmers’ banking platform. One of NBOH’s core competencies was a robust and sophisticated residential mortgage platform, which expanded our ability to successfully originate, sell, and service residential mortgages. As a result, in 2017 Farmers’ income from selling residential mortgages increased over eight times to approximately $3.1 million and represented over 12.8% of

Farmers total noninterest income for the year. In addition Farmers has been able to offer Wealth Management services, which were not previously available to the NBOH customer base, which has contributed to an increase in wealth management income of $1.6 million from the end of 2015 to the end of 2017.

Tri-State First Banc, Inc.

In October 2015, we closed the merger with Tri-State First Banc, Inc. (“TSOH”), which expanded our presence into Pennsylvania and added an excellent low-cost deposit base and low overall cost of funds. Since we acquired TSOH, we have grown our footprint in Pennsylvania by adding a loan production office in Beaver, Pennsylvania. In addition, TSOH aided in a significant reduction of our efficiency ratio and was highly accretive to earnings.

Demonstrating the overall success from our acquisitions as well as our strong organic performance, from the end of 2015 to the end of 2017 financial results have exceeded management’s expectations. Our earnings have grown from $0.57 per diluted share to $0.90 per diluted share, while our return on assets have grown from 0.87% (excluding net deferred tax asset adjustment and acquisition costs) to 1.19%. We are proud of these results and have leveraged our experienced integration team to develop a formula for successful mergers.

Deposit Growth - 8A Strong Growth Plan

In the past 3 years Farmers has successfully reached our loan production targets by reporting loan growth of approximately 10% each year, which has been one of the leading drivers of the banks increased profitability. This increase in loan balances has resulted in the need to increase deposit balances to fund this robust loan growth. In 2018 one of the bank’s primary strategic initiatives is to grow deposits. While retail deposits are always important, we felt there was significant opportunity within our business portfolio to leverage loan relationships and increase business deposits. While untraditional, in 2018 our commercial lenders were given a goal of increasing their deposit portfolios by 15%. By the end of second quarter, I’m pleased to report that our lenders have exceeded expectations by growing their business deposits by 19%.

On the retail side, we have a creative product that has been very successful in growing deposits. Our Platinum Checking account allows account holders to remain liquid during this rising rate environment. Platinum Checking offers a higher introductory interest rate on the first 3 months on all balances, after the introductory period the account earns a competitive APY on all balances. Retail customers have been taking advantage of this unique account and our Platinum Checking portfolio is the largest in Famers’ history. With both a business and retail strategy, we are confident that we will obtain the deposits needed to support our loan growth.

Now we embark on our third quarter of 2018 with great momentum. The families and businesses that constitute the communities where we do business are taking notice of Farmers’ unique brand of community banking. While it has always been important to “be good” in service to meet Farmers’ high standards, we must always strive to improve beyond expectations…even more so now that we are the recognized market leader. Our performance and growing profile are investments for the future of Farmers, and we will strive to maintain the momentum that has been created over the past successful quarters.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com